Filed Pursuant to Rule 424(b)(1)
Registration No. 333-194882

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum aggregate offering price per share(2)(3)	Proposed maximum aggregate offering price(2)(3)	Amount of registration fee(2)(3)
Common stock, $0.01 par value	9,200,000	$22.39	$205,988,000	$26,531.25

(1)	Includes 1,200,000 shares of common stock, $0.01 par value, that may be purchased by the underwriter upon exercise of the underwriter’s option to purchase additional shares.

(2)	Calculated in accordance with Rule 457(r) and relates to the registration statement on Form S-3 (File No. 333-194882) filed on March 28, 2014.

(3)
Estimated pursuant to Rule 457(c). The offering price and registration fee are based on the average of the high and low prices for our common stock on September 4, 2014, as reported on the New York Stock Exchange.

PROSPECTUS SUPPLEMENT
(To prospectus Dated March 28, 2014)
8,000,000 Shares

Tumi Holdings, Inc. Common Stock _______________________________________________

This is a public offering of 8,000,000 shares of common stock of Tumi Holdings, Inc. The selling stockholders identified in this prospectus supplement are offering all 8,000,000 of the shares offered hereby. We will not receive any of the proceeds from the sale of the shares by the selling stockholders.
Our common stock is listed on the New York Stock Exchange under the symbol “TUMI.” The last reported sale price of our common stock on the New York Stock Exchange on September 4, 2014 was $22.28 per share.
 See “Risk Factors” beginning on page S-9 of this prospectus supplement, in our Annual Report on Form 10-K for the year ended December 31, 2013 and all other information included or incorporated by reference into this prospectus supplement in its entirety to read about factors you should consider before buying our common stock.

_______________________________________________
   Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

_______________________________________________

             The underwriter has agreed to purchase the shares of our common stock from the selling stockholders at a price of $21.06 per share, which will result in proceeds to the selling stockholders of approximately $168.5 million. The underwriter may offer our common stock from time to time in transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices, subject to receipt of acceptance by it and subject to its right to reject any order in whole or in part. See “Underwriting.”

To the extent that the underwriter sells more than 8,000,000 shares of common stock, the underwriter has the option to purchase up to an additional 1,200,000 shares from the selling stockholders at a price of $21.06 per share within 30 days from the date of this prospectus supplement.

_______________________________________________
The underwriter expects to deliver the shares of our common stock against payment on or about September 9, 2014.

Credit Suisse

_______________________________________________ Prospectus dated September 4, 2014.

PROSPECTUS

For investors outside the United States: None of we, the selling stockholders or the underwriter have done anything that would permit this offering or possession or distribution of this prospectus supplement and the accompanying prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus supplement and the accompanying prospectus.
_______________________________________________
This prospectus supplement and the accompanying prospectus and information incorporated by reference herein and therein contain references to a number of trademarks (including service marks) which are our registered trademarks or trademarks for which we have pending applications or common law rights. These include Tumi®, T-TechTM, Omega Closure System®, Tumi Vapor®, Tumi Tracer®, Tegra-Lite®, Townhouse®, Tumi ID LockTM and our logos. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement and the accompanying prospectus are the property of their respective holders.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which contains specific information about the selling stockholders and the terms on which the selling stockholders are offering and selling our common stock. The second part is the accompanying prospectus, dated March 28, 2014, which contains and incorporates by reference important business and financial information about us and other information about the offering.
You should rely only on the information contained or incorporated by reference, as the case may be, in this prospectus supplement and the accompanying prospectus or in any free writing prospectus.
We have not, and the selling stockholders and the underwriter have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the selling stockholders and the underwriter are not, making an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since those dates. Before you invest in our common stock, you should carefully read the registration statement (including the exhibits thereto) of which this prospectus supplement and the accompanying prospectus form a part, this prospectus supplement, the accompanying prospectus and the documents incorporated by reference therein.

S-ii

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, prospectuses and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains our reports, proxy and other information regarding us at http://www.sec.gov. Our SEC filings are also available free of charge at our website (www.tumi.com). The information on our website is not incorporated by reference into this prospectus supplement and the accompanying prospectus.
The SEC allows “incorporation by reference” into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any information filed by us with the SEC subsequent to the date of this prospectus supplement automatically will be deemed to update and supersede this information until all of the securities offered by this prospectus supplement are sold or the offering is otherwise terminated.
We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the year ended December 31, 2013, filed with the SEC on February 28, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended March 30, 2014, filed with the SEC on May 9, 2014;

•	our Quarterly Report on Form 10-Q for the quarterly period ended June 29, 2014, filed with the SEC on August 8, 2014;

•
portions of our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 3, 2014 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2013;

•	our Current Report on Form 8-K filed with the SEC on May 21, 2014 and our Current Report on Form 8-K/A filed with the SEC on February 4, 2014; and

•	the description of our common stock contained in our Form 8-A filed with the SEC on April 6, 2012, and any amendment or report filed for the purpose of updating such description.

Notwithstanding the foregoing, we are not incorporating by reference any information furnished and not filed with the SEC, including information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including the related exhibits under Item 9.01, unless, and to the extent, expressly specified otherwise. Any statement contained in a document incorporated by reference into this prospectus supplement shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall only be deemed to be a part of this prospectus supplement as so modified or superseded.
We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon such person’s written or oral request, a copy of any or all of the reports or documents referred to above that have been incorporated by reference into this prospectus supplement, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. You may request a copy of these filings, at no cost, by contacting:
Tumi Holdings, Inc.
1001 Durham Avenue
South Plainfield, NJ 07080
(908) 756-4400

You also may access these filings on our website at www.tumi.com. We do not incorporate the information on our website into this prospectus supplement and you should not consider any information on, or that can be accessed through, our website as part of this prospectus supplement (other than those filings with the SEC that we specifically incorporate by reference into this prospectus supplement).

S-iii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the information included or incorporated by reference herein or therein, contains forward-looking statements. Forward-looking statements reflect our current views with respect to, among other things, future events and performance. These statements may discuss, among other things, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. We generally identify forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. These risks and uncertainties include those set forth under the section entitled “Risk Factors” in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013. For example, if general economic conditions and the availability of opportunities in the marketplace that complement our store strategy ultimately differ from those anticipated by management, the actual pace of our future store openings may differ materially from the pace contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable securities laws and regulations.

S-iv

PROSPECTUS SUPPLEMENT SUMMARY
This summary highlights information contained elsewhere and incorporated by reference into this prospectus supplement and the accompanying prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read the information set forth under the heading “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013 and all other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus. Unless the context requires otherwise, the words “Tumi,” the “Company,” “we,” “us” and “our” refer to Tumi Holdings, Inc. and its subsidiaries.

Tumi Holdings, Inc.

Overview
We are a leading, growing, global, premium lifestyle brand whose products offer superior quality, durability and innovative design. We offer a comprehensive line of travel and business products and accessories in multiple categories. We design our products for, and market our products to, sophisticated professionals, frequent travelers and brand-conscious individuals who enjoy the premium status of Tumi products.
We sell our products through a network of company-owned full-price stores and outlet stores, partner stores, concessions, shop-in-shops, specialty luggage shops, high-end department stores and e-commerce distribution channels. We have approximately 1,900 points of distribution in over 75 countries and our global distribution network is enhanced by the use of our three logistics facilities located in the United States, Europe and Asia. We design our products in our U.S. design studios and selectively collaborate with well-known, international industrial and fashion designers for limited edition product lines. Production is sourced globally through a network of suppliers based in Asia, many of which are longtime suppliers, and the Caribbean.
We sell our products globally to consumers through both direct and indirect channels and manage our business through four operating segments: Direct-to-Consumer North America, Direct-to-Consumer International, Indirect-to-Consumer North America and Indirect-to-Consumer International.

•
Direct-to-Consumer.    As of June 29, 2014, we sold our products directly to consumers through a global network of 134 company-owned locations, consisting of full-price stores strategically positioned in high-end retail malls or street venues and outlet stores in premium outlet malls. We also sell our products directly to consumers through our e-commerce websites. Direct-to-Consumer sales comprised approximately 50% of our net sales in 2013.

•
Indirect-to-Consumer.    We sell our products indirectly to consumers through various channels that include partner stores (wholesale accounts operated by local distributors or retailers that carry only Tumi products and are governed by strict operating guidelines that we dictate), our global wholesale distribution network of specialty luggage retailers, prestige department stores and business-to-business channels, retail concessions within prestige department stores and third-party e-commerce sites such as Amazon.com, Zappos.com and those of major department stores. Indirect-to-Consumer sales comprised approximately 50% of our net sales in 2013.

We offer travel and business products as well as accessories. Travel products include wheeled and soft carry-on luggage, garment bags, totes, duffels, wheeled packing cases and travel kits. Business products include business cases, day bags and totes. Accessories include small leather goods, travel electronics and other accessories.
  We have grown our business by focusing on five founding principles:

•	Excellence in design

•	Functional superiority

•	Technical innovation

•	Unparalleled quality

•	World-class customer service

Our Competitive Strengths
•
Premium lifestyle brand.    We are a leading premium lifestyle brand and our products are frequently purchased by sophisticated professionals and frequent travelers. The strength of our brand is built on our heritage as a producer of high-end performance luggage and business cases. We have developed a loyal consumer base that we believe values the superior quality, performance, functionality and durability of our products, as well as the status and reputation of the Tumi brand. We believe the Tumi brand maintains its premium position and pricing as a result of our meticulous approach to product development that combines superior quality and durability with functional and innovative design. Our continued focus on our five founding principles allows us to both reinforce our reputation for high quality products, increase multiple purchases and strengthen our brand awareness.

•
Successful multi-channel global distribution model.    Our diverse geographic presence enables us to distribute our products globally through multiple flexible distribution channels, each with favorable economics. We have positioned our various distribution channels in geographies that we believe offer significant future growth potential. This has enabled us to enhance our brand, increase our margins and self-fund our expansion while limiting our exposure to economic and business dislocations in any single geography or distribution channel. We implement targeted region-specific approaches to opening additional doors in our various markets:

•
In North America and Western Europe, we focus on expanding our sales by opening company-owned retail locations, expanding our e-commerce business and expanding our Indirect-to-Consumer distribution channels.

•
In Asia, Eastern Europe and Central and South America, we focus on expansion in the Indirect-to-Consumer channel and increasing brand presence while maintaining maximum flexibility in our cost structure. We limit our capital investment in these regions by selecting distribution and wholesale partners that are experienced in working with premium brands, understand local real estate considerations and appreciate local demographics.

As of June 29, 2014, we had approximately 1,900 global points of distribution, an increase of approximately 50% since 2006. In that time, we have more than tripled the number of company-owned retail locations and partner stores globally, expanded into several new geographical markets, more than tripled our net sales from outside North America, increased our door presence in international airports and expanded our online presence and sales.

•
Technical and design innovation. Our products are created to achieve superior levels of design, performance and style. We are committed to innovation and design quality, and foster this commitment in many ways, including strategic investments in cutting edge tools, dies and materials. In addition, in the past we have maintained and utilized a database of over 16,000 consumers who provided us with periodic feedback on our products, designs and after-sales service. Our ongoing focus on improving the form and function of our products has enabled us to design innovative products that anticipate and address consumer needs and design trends on both functional and stylistic levels. We have introduced several proprietary luggage components and systems such as several patented luggage expansion systems and the Fusion Z ballistic nylon material. Our proprietary designs and product features are protected by over 200 design or mechanical patents, with over 65 additional patent applications pending. Rigorous materials and product testing in the U.S. and Asia further contribute to product quality and compliance with environmental standards. We regularly update our collections and collaborate with various designers on limited edition collections to provide consumers with new and distinctive product offerings. In the past three years, we have received numerous industry awards for innovation and design excellence.

•
Exceptional consumer loyalty.    We experience exceptional brand loyalty from our consumers, which we believe emanates from our longstanding commitment to functionality, quality, durability and customer service, which includes both excellent pre-sale customer service, as well as a global network of stores and service centers that provide exceptional after-purchase service. According to recent attitude and usage surveys, which we commissioned and which were conducted by Northstar Research Partners in 2013 and 2012, customer satisfaction and brand perception continue to receive high ratings from participants. The 2012 study focused on brand perception and awareness, where Tumi received its highest rating for advocacy; nearly every customer who owned a Tumi item indicated they would recommend the brand. The 2013 study reinforced consumer loyalty and satisfaction with a very high net promoter rating, which measures the likelihood that a brand owner would recommend Tumi to another. Tumi’s net promoter score was on par with renowned industry leaders and was ranked #1 among competitor brands.

•
Strong revenue and operating income growth.    Our flexible and scalable operating model has allowed us to achieve a high level of self-funded growth without compromising our ability to efficiently manage our operating expenses. From 2005 to 2013, we achieved strong compound annual growth of 14% in net sales and 17% in operating income in a period that included a severe economic downturn. We had a strong operating margin of 18% in 2013, 2012 and 2011. Our business generated strong cash flows from operations of $62.6 million, $48.0 million and $40.0 million in 2013, 2012 and 2011, respectively.

•
Experienced management team.    The senior management team has an average of 30 years of experience in the retail and the consumer packaged goods industries. This team has a demonstrable track record of delivering strong growth and increased profitability. The members of our team are all recognized leaders in their respective areas of expertise, as well as highly trained and educated professionals. Their experiences with leading retail and consumer packaged goods organizations have enabled us to deliver strong performance and growth, including during business cycle downturns.

Growth Strategy
The key elements of our growth strategy are:

•
Expand our store base.    We believe there continues to be significant opportunity for us to expand our company-owned retail store network in North America and internationally. We plan to add new stores in upscale mall market locations and prestigious street venues where we are currently underrepresented as well as open our own travel retail stores. In addition, we selectively target the affluent and business markets in small and mid-sized cities where there is demonstrated foot traffic and an established Tumi consumer base that is not being sufficiently served by multi-brand travel goods and accessories retailers. We also believe there is further opportunity to develop company-owned outlet stores in premium outlet malls where we currently do not have a presence. Our store-opening strategy focuses on opening profitable company-owned retail locations. We have opened 64 company-owned stores since January 1, 2009 (3 stores in 2009, 8 stores in 2010, 11 stores in 2011, 19 stores in 2012, 17 stores in 2013 and 6 stores in the six months ended June 29, 2014), bringing our total to 134 company-owned stores as of June 29, 2014. We currently expect to open 20 to 25 company-owned stores in 2014, and expect that the majority will be located in North America and that several will be located in Western Europe. While we may be unable to successfully open new company-owned stores according to plan, we have identified approximately 200 potential sites for new company-owned stores and believe we have a market opportunity to more than triple our current number of company-owned retail and outlet stores over the long term.

•
Expand wholesale distribution globally.    We currently sell products in approximately 1,700 wholesale doors in over 75 countries. We plan to continue expanding wholesale distribution globally, with a focus on key markets in Asia (including mainland China, India, Japan and Korea), Eastern Europe and Central and South America. As part of this strategy, we will continue to develop relationships with wholesale distributors in these attractive geographies (in both new and existing markets), increase wholesale and distribution opportunities as well as expand into additional airport locations worldwide. We expect this distribution expansion will take several forms as appropriate for the specific market opportunity, including Tumi shop-in-shops, Tumi-defined corners within existing wholesale accounts or concession and consignment arrangements.

•
Continue to increase our brand awareness.    We seek to increase our brand awareness among our targeted consumer base through retail and wholesale distribution expansion, select marketing initiatives, new product lines and brand extensions. In the wholesale distribution channel, we target distribution expansion by increasing the number of our partner stores where we can control the consumer experience. We will continue to focus on in-store marketing, and we plan to effectively utilize our website, social networking sites and other online forms of communication to build consumer knowledge of the Tumi brand. We believe increasing brand awareness will lead to greater foot traffic in our current locations, enable us to continue expanding our loyal consumer base and ultimately contribute to enhanced growth and profitability.

•
Broaden the appeal of our products through new product introductions.    We seek to design products that are innovative, functional and stylish. We anticipate introducing new products in lighter weight and durable materials, colors which appeal to women and men, premium products with a classic or contemporary design, as well as stylish and durable products at more accessible price points for our younger consumer. We also plan to continue to introduce new products to our successful brand extension lines, including eyewear, belts, outerwear and other accessories.

•
Improve our store operations.   We continue to focus on improving store efficiency, primarily through our retail performance maximization program (the “RPM program”) which was implemented in 2009. The RPM program emphasizes training and staff development programs and the effective use of visual merchandising and fixtures. Our goal is to continue to increase net sales per store by increasing conversion rates and units and dollars per transaction, while enhancing the consumer experience.

•
Expand our e-business.    Our e-commerce business consists of our websites and our wholesale sales to third-party e-commerce websites. This online presence is an extension of our brand and points of distribution, serving both as an informational resource and a complementary sales channel for our consumers. We expect net sales from this channel to continue to grow as consumers become more aware of our e-commerce capabilities and we continue to expand our online transactional presence into new markets. In addition, we believe that our previously announced migration to a more insourced model will improve our websites’ functionality and efficiency in the future.

Our Principal Stockholder
Immediately following this offering, funds managed by, or entities affiliated with, Doughty Hanson & Co Managers Limited, or collectively Doughty Hanson, will beneficially own 13.4% of our outstanding common stock, or 11.7% if the underwriter exercises in full its option to purchase additional shares. For so long as Doughty Hanson owns a significant portion of our common stock, Doughty Hanson will be able to exert significant voting influence over us and our significant corporate decisions.
The Doughty Hanson group is a leading European private equity group specializing in investments in mid-market businesses headquartered in Europe and North America. The Doughty Hanson group was founded in 1985 and is based in London, United Kingdom, with additional offices across Europe and in the United States. Private equity funds managed by the Doughty Hanson group today typically invest between €100 million and €300 million in companies with enterprise values between €250 million and €1 billion.

Corporate Information
We were founded in 1975. Tumi Holdings, Inc. was incorporated in Delaware during September 2004, in connection with its acquisition by funds managed by Doughty Hanson.
Our principal executive offices are located at 1001 Durham Avenue, South Plainfield, New Jersey 07080, and our telephone number is (908) 756-4400. Our corporate website address is www.tumi.com. Information on, or accessible through, our website is not part of this prospectus.

The Offering

Common stock offered by the selling stockholders	8,000,000 shares

Option to purchase additional shares from the selling stockholders	1,200,000 shares

Common stock to be outstanding immediately after this offering	67,868,867 shares

Use of proceeds	We will not receive any proceeds from the sale of shares of common stock by the selling stockholders. For more information, see “Use of Proceeds.”

Dividend policy	We have never paid any dividends on our common stock. We intend to retain earnings to fund our working capital needs and growth opportunities and do not intend to pay any cash dividends.

New York Stock Exchange symbol	“TUMI”

Risk factors
Investing in our common stock involves a high degree of risk. Please read carefully all of the information set forth in this prospectus supplement and the accompanying prospectus, including the section entitled “Risk Factors” beginning on page S-9 of this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

Unless otherwise indicated, the information presented in this prospectus supplement:

•	assumes no exercise by the underwriter of its option to purchase up to an additional 1,200,000 shares from the selling stockholders; and
•
excludes, in reference to the number of shares of our common stock outstanding after this offering, 6,784,467 shares of common stock reserved for issuance under the 2012 Long-Term Incentive Plan (the “2012 Plan”). As of September 3, 2014, options to purchase 972,657 shares of our common stock, with a weighted average exercise price of $21.35 per share, were outstanding, of which 125,066 had vested as of such date. In addition, as of September 3, 2014, restricted stock units for 139,564 shares had been awarded, none of which were vested as of such date.

Summary Consolidated Financial Data
The summary historical consolidated financial information set forth below at December 31, 2013 and for each of the years ended December 31, 2013, 2012 and 2011 has been derived from our audited consolidated financial statements incorporated by reference into this prospectus supplement. The summary historical consolidated financial information at and for the six months ended June 29, 2014 and for the six months ended June 30, 2013 has been derived from our unaudited interim condensed consolidated financial statements incorporated by reference into this prospectus and includes all adjustments (consisting of normal recurring adjustments) that we consider necessary for a fair presentation of the financial position and the results of operations for these periods. The historical results presented below are not necessarily indicative of the results to be expected for any future period. You should read the following information together with the information under the caption “Risk Factors” included in this prospectus supplement and in our Annual Report on Form 10-K for the year ended December 31, 2013, the information under the captions “Selected Consolidated Financial Data” in our Annual Report on Form 10-K for the year ended December 31, 2013 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2013 and our Quarterly Reports on Form 10-Q for the quarterly periods ended June 29, 2014 and March 30, 2014 and our consolidated financial statements and notes thereto, each of which is incorporated by reference into this prospectus supplement.

Income Statement Data:	For the six months ended		For the years ended December 31,
	June 29, 2014	June 30, 2013	2013	2012	2011
	(dollars in thousands, except per share and average net sales data)
Net sales	$233,184	$211,114	$467,438	$398,551	$329,968
Cost of sales	97,999	90,791	198,593	170,092	140,954
Gross margin	135,185	120,323	268,845	228,459	189,014
Operating expenses:
Selling	16,836	13,606	28,875	24,929	21,957
Marketing	8,903	7,028	17,373	13,713	13,377
Retail operations	54,538	46,043	98,720	81,379	67,465
General and administrative(1)	21,671	18,174	37,514	36,762	25,782
Total operating expenses	101,948	84,851	182,482	156,783	128,581
Operating income	33,237	35,472	86,363	71,676	60,433
Other income (expenses):
Interest expense	(242)	(408)	(733)	(1,392)	(2,423)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	—	—	(7,892)	(22,857)
Earnings (losses) from joint venture	154	487	184	845	587
Foreign exchange (losses) gains	(351)	(634)	388	(287)	(61)
Other non-operating income (expenses)	(72)	(206)	(94)	554	267
Total other expenses	(511)	(761)	(255)	(8,172)	(24,487)
Income (loss) before taxes	32,726	34,711	86,108	63,504	35,946
Provision for income taxes	12,354	12,982	31,549	26,721	19,354
Net income (loss)	$20,372	$21,729	$54,559	$36,783	$16,592
Weighted average common shares outstanding:
Basic(2)	67,866,667	67,866,667	67,866,667	63,304,838	52,536,224
Diluted(2)	67,870,428	67,868,134	67,870,688	63,304,948	52,536,224
Basic earnings per common share(2)	$0.30	$0.32	$0.80	$0.58	$0.32
Diluted earnings per common share(2)	$0.30	$0.32	$0.80	$0.58	$0.32

For the six months ended			For the years ended December 31,
June 29, 2014		June 30, 2013	2013	2012	2011
Other Financial and Operational Data:
Adjusted EBITDA(3)	$42,526	$42,528	102,147	$84,908	$72,193
Depreciation and amortization	$8,157	$6,864	14,187	$11,504	$10,089
Number of company-owned stores (at period end)	134	119	130	114	97
Average net sales per square foot(4)	$1,074	$1,079	$1,088	$1,051	$972

				As of June 29, 2014
				Actual
				(dollars in thousands)

Consolidated Balance Sheet Data:
Cash and cash equivalents				$24,159
Total assets				524,611
Total liabilities				134,379
Total stockholders’ equity				390,232
________________________________
(1)
General and administrative expenses includes warranty and repair costs, product design and development costs, shipping and distribution costs, amortization of customer list and other general operating expenses.

(2)
Gives effect to the 1-to-2,000 reverse common stock split effected in March 2010, the 101.200929-for-1 common stock split effected on April 4, 2012 and the 1.037857-for-1 common stock split effected on April 19, 2012.

(3)
Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) are non-GAAP financial measures. Adjusted EBITDA is defined as net income plus interest expense, net, dividend expense on mandatorily redeemable preferred stock and preferred equity interests, provision for income taxes, depreciation and amortization, loss on disposal of fixed assets and other non-cash charges. Net income (loss) before preferred dividend expense (non-cash) is defined as net income (loss) plus dividend expense on mandatorily redeemable preferred stock and preferred equity interests. Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) are not measures of operating income or operating performance presented in accordance with U.S. generally accepted accounting principles, or GAAP.

Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) are important supplemental measures of our internal reporting, including for our board of directors and management, and are key measures we use to evaluate profitability and operating performance. Historically, our incentive compensation plans have been based on the attainment of certain Adjusted EBITDA objectives. Additionally, Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) provide investors and other users of our financial information, when viewed in conjunction with our consolidated financial statements, consistency and comparability with our past financial performance, facilitates period-to-period comparisons of operating performance and facilitates comparisons with other companies. We use these metrics in conjunction with GAAP operating performance measures as part of our overall assessment of our performance. Undue reliance should not be placed on these measures as our only measures of operating performance. GAAP measures of performance remain our primary means of assessing our overall financial results.

Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) have limitations as analytical tools, and when assessing our operating performance, you should not consider Adjusted EBITDA and net income (loss) before preferred dividend expense (non-cash) in isolation, or as substitutes for net income.

Reconciliation of net income (loss) to Adjusted EBITDA is presented below:

	For the six months ended		For the years ended December 31,
	June 29, 2014	June 30, 2013	2013	2012	2011	2010	2009
	(dollars in thousands)
Net income (loss)	$20,372	$21,729	$54,559	$36,783	$16,592	$104	$(16,028)
Dividend expense on mandatorily redeemable preferred stock and preferred equity interests	—	—	—	7,892	22,857	20,779	18,890
Net income (loss) before preferred dividend expense (non-cash)(3)(5)	20,372	21,729	54,559	44,675	39,449	20,883	2,862
Interest expense	242	408	733	1,392	2,423	4,753	9,653
Provision for income taxes	12,354	12,982	31,549	26,721	19,354	14,377	2,978
Depreciation and amortization	8,157	6,864	14,187	11,504	10,089	9,788	10,001
Loss on disposal of fixed assets	566	141	261	422	10	187	600
Other	835	404	858	194	868	806	1,158
Adjusted EBITDA	$42,526	$42,528	$102,147	$84,908	$72,193	$50,794	$27,252

(4)	Represents company-owned stores only. Average net sales per square foot is calculated using net sales for the last twelve months for all stores opened for the full twelve months.
(5)
Excluding the one-time termination fee of $1.5 million, or $0.9 million after tax, paid to our web services provider, and $0.5 million, or $0.3 million after tax, of one-time costs associated with our secondary offering completed in April 2013, net income for the six months ended June 30, 2013 would have been $23.0 million, or $0.34 per diluted share, and net income for the year ended December 31, 2013 would have been $56.0 million, or $0.82 per diluted share.
Excluding the one-time special bonus of $5.5 million, or $3.1 million net of tax effect, paid to our CEO, and $0.6 million, or $0.4 million net of tax effect, in one-time costs associated with our secondary offering completed in November 2012, net income before preferred dividend expense (non-cash) and one-time costs would have been $48.2 million, or $0.76 per diluted share, for the year ended December 31, 2012.

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the risks described in, or incorporated by reference into, this prospectus supplement and the accompanying prospectus, including the risk factors described below and under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, along with the other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, before deciding to invest in our common stock. The occurrence of any of the risks described in or incorporated by reference into this prospectus and the accompanying prospectus could materially and adversely affect our business, financial condition, results of operations and cash flow. In such case, the trading price of our common stock could decline and you could lose all or part of your investment.
Risks Related to This Offering and Ownership of Our Common Stock

Future sales, or the perception of future sales, of our common stock may depress the price of our common stock.

We are not restricted from issuing additional shares of our common stock or preferred stock, subject to the lock-up agreement with the underwriter described below, including any securities that are convertible into or exchangeable for, or that represent the right to receive, common stock or preferred stock or any substantially similar securities.  In addition, pursuant to our Amended and Restated Registration Rights Agreement, Doughty Hanson has the right to require us to file registration statements registering additional sales of shares of common stock, to include sales of such shares of common stock in registration statements that we may file for ourselves or to effect underwritten takedowns under our existing shelf registration statement. Subject to compliance with applicable lock-up restrictions, shares of common stock sold under these registration statements can be freely sold in the public market. We will bear all expenses in connection with any such registrations (other than underwriting discounts or commissions). See “Certain Related Party Transactions” in our Definitive Proxy Statement filed with the SEC on April 3, 2014.

Our directors, officers and certain of our existing stockholders have agreed to enter into “lock-up” agreements with the underwriter, in which they will agree to refrain from selling their shares, subject to limitations, for a period of 30 days after the date of this prospectus supplement. Sales of substantial amounts of our common shares in the public market as a result of the exercise of registration rights, following the release of lock-up restrictions, or otherwise, or the perception that these sales could occur, as well as the perception that securities granted under the 2012 Plan will be sold in the public market, could cause the market price of our common stock to decline. Possible sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price we deem necessary or appropriate.

USE OF PROCEEDS

The selling stockholders will receive all of the proceeds from this offering. We will not receive any proceeds from the sale of shares of common stock by the selling stockholders.

SELLING STOCKHOLDERS

The following table, which was prepared based on information supplied to us by the selling stockholders, sets forth the name of each of the selling stockholders, the number of shares of common stock beneficially owned by each of the selling stockholders before this offering and the number of shares to be offered by each of the selling stockholders under this prospectus supplement. The table also provides information regarding the beneficial ownership of our common stock by each of the selling stockholders as adjusted to reflect the assumed sale of all of the shares of common stock offered under this prospectus supplement, assuming the underwriter does not exercise its option to purchase additional shares. The ownership percentage indicated in the following table is based on 67,868,867 shares of our common stock outstanding as of September 3, 2014.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own.

Name of selling stockholder	Shares beneficially owned before this offering		Shares offered	Shares beneficially owned after this offering
	Number	%		Number	%
Doughty Hanson & Co IV Limited Partnership Number One(1)	3,665,618	5.4%	2,014,609	1,651,009	2.4%
Doughty Hanson & Co IV Limited Partnership Number Two(1)	3,952,636	5.8%	2,172,354	1,780,282	2.6%
Doughty Hanson & Co IV Limited Partnership Number Three(1)	951,938	1.4%	523,182	428,756	*
Doughty Hanson & Co IV Limited Partnership Number Four(1)	3,413,208	5.0%	1,875,886	1,537,322	2.3%
Officers Nominees Limited(2)	3,494,699	5.1%	509,929	2,984,770	4.4%
Co-Investment funds:
Stockwell Fund, L.P.(3)	1,028,078	1.5%	565,028	463,050	*
HVB Capital Partners AG(3)	514,013	*	282,500	231,513	*
Brederode International s.à.r.l.(3)	102,824	*	56,512	46,312	*
 ________________________________________________

*	Represents less than 1% of outstanding common stock.

(1)
Consists of shares held by Doughty Hanson & Co IV Nominees One Limited (“DHC 1”), Doughty Hanson & Co IV Nominees Two Limited (“DHC 2”), Doughty Hanson & Co IV Nominees Three Limited (“DHC 3”) and Doughty Hanson & Co IV Nominees Four Limited (“DHC 4”), as nominee for Doughty Hanson & Co IV Limited Partnership Number One, Doughty Hanson & Co IV Limited Partnership Number Two, Doughty Hanson & Co IV Limited Partnership Number Three and Doughty Hanson & Co IV Limited Partnership Number Four, respectively, each of which is an English law limited partnership of which the common general partner is Doughty Hanson & Co IV Limited, which has voting and investment power with respect to the shares held by each such limited partnership and each of DHC 1, DHC 2, DHC 3 and DHC 4. Doughty Hanson & Co IV Limited is wholly owned by DHC Limited. The address of each of the entities and persons identified in this note is c/o DHC Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(2)
Officers Nominees Limited is a company incorporated in England and Wales and is the co-investment vehicle for certain employees and former employees and estates of former employees of Doughty Hanson & Co. The address of Officers Nominees Limited is c/o Officers Nominees Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

(3)
Doughty Hanson & Co Managers Limited may be deemed to have voting and investment power with respect to the reported shares held by Stockwell Fund, L.P., HVB Capital Partners AG and Brederode International s.à.r.l. (collectively, the “Co-Investors”) by virtue of co-investment arrangements with each of the entities comprising the Co-Investors. The address of each of the entities and persons identified in this note is c/o DHC Limited, 45 Pall Mall, London SW1Y 5JG, United Kingdom.

U.S. FEDERAL INCOME TAX CONSEQUENCES TO
NON-U.S. HOLDERS OF COMMON STOCK

The following is a general discussion of United States federal income tax considerations applicable to a non-U.S. holder (as defined below) with respect to the ownership and disposition of our common stock. This discussion assumes that a non-U.S. holder purchased our common stock in this offering and holds our common stock as a capital asset. This discussion is for general information only and is not tax advice. As used in this discussion, the term “non-U.S. holder” means a beneficial owner of our common stock that is, for United States federal income tax purposes, neither a partnership (or an entity classified as a partnership for United States federal income tax purposes) nor any of the following:
•an individual who is a citizen or resident of the United States;
•a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof;
•an estate whose income is includible in gross income for United States federal income tax purposes regardless of its source; or
•a trust, in general, if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.
If an entity classified as a partnership for United States federal income tax purposes holds common stock, the tax treatment of a partner in such partnership generally depends on the status of the partner and the activities of the partnership. If you are a partnership holding common stock, or a partner in such a partnership, you should consult your tax advisers.
This discussion does not address all aspects of United States federal income taxation that may be relevant to particular non-U.S. holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to non-U.S. holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid United States federal income tax, banks or other financial institutions, insurance companies, tax-exempt organizations, United States expatriates, broker-dealers and traders in securities, non-U.S. holders that hold common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.
The discussion is based on provisions of the Internal Revenue Code of 1986, as amended, applicable United States Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly on a retroactive basis. Any changes could alter the tax consequences to non-U.S. holders described herein. This discussion does not describe any United States state or local income or other tax consequences of holding and disposing of common stock.
EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS TAX ADVISER REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL, AND NON-UNITED STATES INCOME AND OTHER TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF OUR COMMON STOCK.
Distributions on Common Stock
Distributions on common stock generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. If a distribution exceeds our current and accumulated earnings and profits as determined under United States federal income tax principles, the excess will be treated first as a tax-free return of your adjusted tax basis in the common stock and thereafter as capital gain, subject to the tax treatment described below in “-Sale, Exchange or Other Disposition of Common Stock.”
The gross amount of dividends paid to a non-U.S. holder of common stock ordinarily will be subject to withholding of United States federal income tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and we have received proper certification as to the application of that treaty.
If you are a non-U.S. holder and conduct a trade or business within the United States, you generally will be subject to United States federal income tax at ordinary United States federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of such trade or business or, if certain tax treaties apply, on dividends that are attributable to your permanent establishment in the United States, and such dividends will not be subject to the withholding described above. In the case of such holder that is a non-United States corporation, you may also be subject to a 30% “branch profits tax” unless you qualify for a lower rate under an applicable United States income tax treaty.
Generally, to claim the benefit of any applicable United States tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, you must provide a properly executed Internal Revenue Service, or IRS, Form W-8BEN or W-8BEN-E (or other applicable form) for treaty benefits or IRS Form W-8ECI for effectively connected income (or such successor form as the IRS designates), before the distributions are made. These forms must be periodically updated. If you are a non-U.S. holder, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisers regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.
Sale, Exchange or Other Disposition of Common Stock
A non-U.S. holder generally will not be subject to United States federal income tax on gain recognized on a disposition of common stock unless:
the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year of the disposition and meets certain other conditions;
the gain is effectively connected with the non-U.S. holder’s conduct of trade or business in the United States and, in some instances if an income tax treaty applies, is attributable to a permanent establishment or fixed base maintained by the non-U.S. holder in the United States; or
we are or have been a “United States real property holding corporation” for United States Federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition and the period that the non-U.S. holder held the common stock.
We have determined that we are not, and we believe we will not become, a United States real property holding corporation.
An individual non-U.S. holder described in the first bullet point immediately above is subject to United States federal income tax on the non-U.S. holder’s gains (including gain from the sale of common stock, net of applicable United States source losses incurred on sales or exchanges of other capital assets during the year) at a flat rate of 30%. Other non-U.S. holders who may be subject to United States federal income tax on the disposition of common stock will be subject to United States federal income tax on the disposition in the same manner in which citizens or residents of the United States would be subject to United States federal income tax.
Information Reporting and Backup Withholding
You generally will be required to comply with certain certification procedures to establish that you are not a United States person in order to avoid backup withholding with respect to dividends or the proceeds of a disposition of common stock. In addition, we are required to annually report to the Internal Revenue Service and you the amount of any dividends paid to you, regardless of whether we actually withheld any tax. Copies of the information returns reporting such dividends and the amount withheld may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty. Any amounts withheld under the backup withholding rules generally will be allowed as a refund or credit against your U.S. federal income tax liability, provided that certain required information is provided on a timely basis to the Internal Revenue Service.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% generally will be required in certain circumstances on dividends in respect of, and, after December 31, 2016, gross proceeds from the sale or other disposition of, shares of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the Internal Revenue Service to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain United States persons or by certain non-U.S. entities that are wholly or partially owned by United States persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the United States authorities. An intergovernmental agreement between the United States and an applicable foreign country, or future United States Treasury Regulations or other guidance, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and after December 31, 2016, gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we will in turn provide to the Internal Revenue Service. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock in light of their particular circumstances.
Non-U.S. holders are encouraged to consult their tax advisors regarding the possible implications of the legislation on their investment in common stock.

UNDERWRITING

Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus supplement, Credit Suisse Securities (USA) LLC has agreed to purchase, and the selling stockholders have agreed to sell, 8,000,000 shares of common stock.

The underwriter is offering the shares subject to its acceptance of the shares from the selling stockholders and subject to prior sale. The underwriting agreement provides that the obligations of the underwriter to pay for and accept delivery of the shares offered by this prospectus supplement are subject to the approval of certain legal matters by its counsel and to certain other conditions. The underwriter is obligated to take and pay for all of the shares being offered by this prospectus supplement if any such shares are taken. However, the underwriter is not required to take or pay for the shares covered by the underwriter’s option to purchase additional shares described below unless and until this option is exercised.

If the underwriter sells more shares than the total number set forth above, the underwriter has an option to buy up to an additional 1,200,000 shares from the selling stockholders. It may exercise that option for 30 days from the date of this prospectus supplement.
The underwriter has agreed to purchase the shares of common stock from us at a price of $21.06 per share, which will result in net proceeds to the selling stockholders of approximately $168.5 million, assuming no exercise of the option to purchase additional shares granted to the underwriter, and approximately $193.8 million assuming full exercise of the option to purchase additional shares.
The underwriter proposes to offer the common shares offered hereby from time to time for sale in one or more transactions on the NYSE, in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices, at varying prices determined at the time of sale or at negotiated prices, subject to receipt of acceptance by it and subject to its right to reject any order in whole or in part. The underwriter may effect such transactions by selling the common shares to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriter and/or purchasers of common shares for whom it may act as agent or to whom it may sell as principal. The difference between the price at which the underwriter purchases shares and the price at which the underwriter resells such shares may be deemed underwriting compensation.
We and our executive officers, directors and certain holders of our common stock, including the selling stockholders, have agreed with the underwriter, subject to certain exceptions, not to dispose of or hedge any of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus supplement continuing through the date 30 days after the date of this prospectus supplement, except with the prior written consent of the underwriter. This agreement does not apply to any existing employee benefit plans. See “Shares Available for Future Sale” for a discussion of certain transfer restrictions.
Our common stock is listed on the NYSE under the symbol “TUMI.”
In connection with this offering, the underwriter may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in this offering. “Covered” short sales are sales made in an amount not greater than the underwriter’s option to purchase additional shares from the selling stockholders in this offering. The underwriter may close out any covered short position by either exercising its option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriter will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which it may purchase additional shares pursuant to the option granted to it. “Naked” short sales are any sales in excess of such option. The underwriter must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriter is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in this offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriter in the open market prior to the consummation of this offering.
Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriter for its own account, may have the effect of preventing or retarding a decline in the market price of our stock and may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

We estimate that the total expenses of this offering will be approximately $0.3 million. All such expenses are payable by us.
We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933.
The underwriter and its affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the issuer, for which they received or will receive customary fees and expenses.
In the ordinary course of their various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of shares to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)
to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c)	to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe for the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
The underwriter has represented and agreed that:

(e)
it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the shares in circumstances in which Section 21(1) of the FSMA does not apply to the Company; and

(f)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

Hong Kong

The shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.
Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Japan

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.
The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and the underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York is representing us in connection with this offering. The underwriter is being represented in this offering by Cravath, Swaine & Moore LLP, New York, New York.

PROSPECTUS

$500,000,000

_______________________

COMMON STOCK
PREFERRED STOCK
WARRANTS
DEPOSITARY SHARES
PURCHASE CONTRACTS

_______________________

The following are types of securities that we may offer, issue and sell from time to time, together or separately:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase equity securities;

•	depositary shares; and

•	purchase contracts.
We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus. The prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you make your investment decision. Our common stock is listed on the New York Stock Exchange under the trading symbol “TUMI.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.
You should carefully read and consider the risk factors included in our periodic reports and other information that we file with the Securities and Exchange Commission before you invest in our securities.
_______________________
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.
_______________________

The date of this prospectus is March 28, 2014.

We include cross references to captions elsewhere in this prospectus where you can find related additional information. The following table of contents tells you where to find these captions.

In this prospectus, except as otherwise indicated, the terms “Tumi,” the “Company,” “we,” “us” or “our” mean Tumi Holdings, Inc. and its subsidiaries.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the “SEC,” using a “shelf” registration process. Under this shelf process, we may, from time to time, sell:

•	shares of our common stock;

•	shares of our preferred stock;

•	warrants to purchase equity securities;

•	depositary shares; and

•	purchase contracts,
either separately or in units, in one or more offerings. This prospectus provides you with a general description of those securities. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read this prospectus and the applicable prospectus supplement together with the additional information described herein under the heading “Where You Can Find More Information.”
WHERE YOU CAN FIND MORE INFORMATION
You may obtain from the SEC, through the SEC’s website or at the SEC offices mentioned in the following paragraph, a copy of the registration statement on Form S-3, including exhibits, that we have filed with the SEC to register the securities offered under this prospectus. This prospectus is part of the registration statement and does not contain all the information in the registration statement. You will find additional information about us in the registration statement. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete, and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and on our corporate website at http://www.tumi.com. Information on our website does not constitute part of this prospectus. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of these materials from the SEC upon the payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our SEC filings are also available at the office of the New York Stock Exchange located at 20 Broad Street, New York, New York 10005.
We “incorporate by reference” into this prospectus documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information that we file later and incorporate by reference into this prospectus, you should rely on the information contained in the document that was filed later.
We incorporate by reference into this prospectus the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the “Exchange Act,” after the initial filing of the registration statement that contains this prospectus and prior to the time that all the securities offered by this prospectus have been issued as described in this prospectus (other than, in each case, documents or information deemed to have been “furnished” and not “filed” in accordance with SEC rules):

•	our Annual Report on Form 10-K for the year ended December 31, 2013 (filed on February 28, 2014);

•	our Current Report on Form 8-K/A filed on February 4, 2014;

•
the portions of our Definitive Proxy Statement on Schedule 14A, filed on April 18, 2013, that are specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012; and

•
the description of the common stock set forth in our registration statement on Form 8-A filed on April 6, 2012 pursuant to Section 12 of the Exchange Act, and any amendment or report filed for the purpose of updating those descriptions.

You may request a copy of the registration statement, the above filings and any future filings that are incorporated by reference into this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing or calling us at the following address:
Tumi Holdings, Inc.
Attention: General Counsel
1001 Durham Ave.
South Plainfield, NJ 07080
telephone: (908) 756-4400
You should rely only on the information contained or incorporated by reference in this prospectus, any accompanying prospectus supplement or any free writing prospectus filed by us with the SEC and any information about the terms of securities offered conveyed to you by us, our underwriters or agents. We have not authorized anyone else to provide you with additional or different information. These securities are only being offered in jurisdictions where the offer is permitted. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus is accurate as of any date other than their respective dates.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated by reference herein may contain statements, estimates or projections that constitute “forward-looking statements” as defined under U.S. federal securities laws. These statements reflect our current views with respect to, among other things, future events and performance. These statements may discuss, among other things, our net sales, gross margin, operating expenses, operating income, net income, cash flow, financial condition, impairments, expenditures, growth, strategies, plans, achievements, dividends, capital structure, organizational structure, future store openings, market opportunities and general market and industry conditions. We generally identify forward-looking statements by words such as “anticipate,” “estimate,” “expect,” “intend,” “project,” “plan,” “predict,” “believe,” “seek,” “continue,” “outlook,” “may,” “might,” “will,” “should,” “can have,” “likely” or the negative version of these words or comparable words. Forward-looking statements are based on beliefs and assumptions made by management using currently available information. These statements are only predictions and are not guarantees of future performance, actions or events. Forward-looking statements are subject to risks and uncertainties. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally; risks associated with our e-commerce migration; the success of new product introductions; and other risks and uncertainties set forth under “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013, which filings are available as described in “Where You Can Find More Information.” If one or more of these risks or uncertainties materialize, or if management’s underlying beliefs and assumptions prove to be incorrect, actual results may differ materially from those contemplated by a forward-looking statement. For example, if general economic conditions and the availability of opportunities in the marketplace that complement our store strategy ultimately differ from those anticipated by management, the actual pace of our future store openings may differ materially from the pace contemplated by a forward-looking statement. Forward-looking statements speak only as of the date on which they are made. We expressly disclaim any obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable securities laws and regulations.

OUR COMPANY
We are a leading, growing, global, premium lifestyle brand whose products offer superior quality, durability, functionality and innovative design. We have grown at a compound annual growth rate of 14% in net sales and 17% in operating income from 2005 through 2013. We offer a comprehensive line of travel and business products and accessories in multiple categories, building on our strong heritage of producing high-end performance travel goods and business cases. We design our products for, and market our products to, sophisticated professionals, frequent travelers and brand-conscious individuals who enjoy the premium status of Tumi products. We have a significant and loyal consumer base with our typical consumer owning multiple Tumi products.
As of December 31, 2013, we distribute our products globally in over 75 countries through approximately 1,900 points of distribution. We utilize multiple channels, including retail, wholesale and e-commerce. This multi-channel approach focuses on points of distribution that foster and enhance the Tumi brand. Our retail stores represent our core approach to brand-enhancing distribution, with locations in premium retail venues throughout the world including New York, Beverly Hills, San Francisco, Chicago, Paris, London, Rome, Tokyo, Munich, Moscow, Milan and Barcelona. We design our products in our U.S. design studios and selectively collaborate with well-known, international, industrial and fashion designers for limited edition product lines. Production is sourced globally through a network of suppliers based in Asia, many of which are longtime suppliers, Italy and the Caribbean. Our global distribution network is enhanced by the use of our three logistics facilities in the United States, Europe and Asia.
Our principal office is located at 1001 Durham Ave., South Plainfield, New Jersey 07080, and our telephone number at that address is (908) 756-4400. We maintain a website at www.tumi.com where general information about us is available. Information on, or accessible through, our website is not part of this prospectus.

USE OF PROCEEDS
We intend to use the net proceeds from the sales of the securities as set forth in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, we will not receive any proceeds from the sale of shares of our common stock by any selling stockholder named in such prospectus supplement.
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS
Our ratios of earnings to combined fixed charges and preference dividends for our last five fiscal years are set forth below:

	Year Ended December 31,
	2013	2012	2011	2010	2009
Ratio of Earnings to Fixed Charges	96.68x	4.52x	1.04x	0.48x	—(1)
(1) Earnings of $49.0 million would have been required in order to attain a ratio of earnings to combined fixed charges and preference dividends of one-to-one for the year ended December 31, 2009.
For purposes of calculating the ratio of earnings to fixed charges, earnings is the amount resulting from (1) adding (a) pretax income before income or loss from equity investees and (b) fixed charges and (2) subtracting preference security dividend requirements of consolidated subsidiaries. Fixed charges is the sum of (a) interest expense, (b) amortized premiums, discounts and capitalized expenses related to indebtedness and (c) preference security dividend requirements of our consolidated subsidiaries. Preference security dividend is the amount of pretax earnings that is required to pay the dividends on outstanding preference securities.

DESCRIPTION OF CAPITAL STOCK
The following is a description of the material terms of our amended and restated certificate of incorporation and our amended and restated bylaws. The following description is intended as a summary only and is qualified in its entirety by reference to our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed with the SEC as exhibits in the documents incorporated by reference into this prospectus.
General

Our authorized capital stock consists of:

•	350,000,000 shares of common stock, par value $0.01 per share; and

•	75,000,000 shares of preferred stock, par value $0.01 per share.

As of March 21, 2014, there were outstanding:

•	67,866,667 shares of common stock held by approximately 23 stockholders of record.

Common Stock
We have one class of common stock. All holders of our common stock are entitled to the same rights and privileges, as described below:
Voting rights
Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the holders of our common stock, including the election of directors. Holders of our common stock do not have cumulative voting rights in the election of directors.
Directors standing for election at an annual meeting of stockholders will be elected by a plurality of the votes cast in the election of directors at the annual meeting, either in person or represented by properly authorized proxy.
Dividend rights
Subject to the prior rights of holders of any then outstanding shares of our preferred stock, holders of our common stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available therefor.
Liquidation rights
Subject to the prior rights of our creditors and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of our preferred stock, in the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in all assets legally available for distribution to stockholders.
Preemptive rights
Holders of our common stock are not entitled to preemptive or other similar subscription rights.

Preferred Stock
Our board of directors has the authority to issue from time to time, without action by our stockholders, our preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including voting, dividend, conversion, exchange, redemption and liquidation rights. The rights with respect to a series of preferred stock may be greater than the rights attached to our common stock.
You should read the applicable prospectus supplement for the terms of any preferred stock offered thereby. The terms of the preferred stock set forth in such prospectus supplement may include the following, as applicable to the preferred stock offered thereby:

•	the title and stated value of the preferred stock;

•	the number of shares of the preferred stock offered;

•	the liquidation preference and the offering price of the preferred stock;

•	the dividend rates of the preferred stock and/or methods of calculation of such dividends;

•	periods and/or payment dates for the preferred stock dividends;

•	whether dividends on the preferred stock are cumulative;

•	the liquidation rights of the preferred stock;

•	the procedures for any auction and remarketing, if any, of the preferred stock;

•	the sinking fund provisions, if applicable, for the preferred stock;

•	the redemption provisions, if applicable, for the preferred stock;

•
whether the preferred stock will be convertible into or exchangeable for other securities and, if so, the terms and conditions of conversion or exchange, including the conversion price or exchange ratio and the conversion or exchange period or the method of determining the same;

•	whether the preferred stock will have voting rights and, if so, the terms of such voting rights;

•	whether the preferred stock will be listed on any securities exchange;

•	whether the preferred stock will be issued with any other securities and, if so, the amount and terms of such other securities; and

•	any other specific terms, preferences or rights of, or limitations or restrictions on, the preferred stock.
It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include, among other things, one or more of the following:

•	restricting dividends on our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class; or

•	delaying, discouraging or preventing a change of control of us.
Certain Anti-takeover Matters
Our amended and restated certificate of incorporation and our amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that could make it more difficult to acquire control of our company by means of a tender offer, open market purchases, a proxy contest or otherwise. These provisions may discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors, which we believe may result in an improvement of the terms of any such acquisition in favor of our stockholders. However, they also give our board of directors the power to discourage acquisitions that some stockholders may favor or may consider in their best interests. A summary of these provisions is set forth below.
Classified board; number of directors fixed by board only
Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes with staggered three-year terms, with the classes as nearly equal in number as possible. As a result, one class (i.e., approximately one-third of our board of directors) is elected at each annual meeting of stockholders, with the other classes continuing for the remainder of their respective three-year terms. A third party may be discouraged from making a tender offer or otherwise attempting to obtain control of us as it is more difficult and time-consuming for stockholders to replace a majority of the directors on a classified board.
Our amended and restated certificate of incorporation also provides that the number of directors on our board will be fixed exclusively pursuant to the resolution adopted by our board of directors.

In connection with our April 2012 initial public offering, we entered into a director nomination agreement that grants the Doughty Hanson Funds the right to designate nominees to our board of directors provided certain ownership requirements are met. See “Certain Relationships and Related Transactions and Director Independence” in our Annual Report on Form 10-K for the year ended December 31, 2012.
Vacancies filled by board
Our amended and restated certificate of incorporation provides that, subject to the provisions of the director nomination agreement, any vacancy in our board of directors from an increase in the size of the board may be filled by a majority of our board of directors, provided that a quorum is present. Any other vacancy may be filled by a majority of the directors then in office.
Removal of directors only for cause
The Delaware General Corporation Law, or the DGCL, provides that for classified boards, a director may be removed only for cause unless the corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide otherwise.
No action by stockholders without a meeting
The DGCL permits stockholder action by written consent unless the corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation provides that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Calling of special meetings of stockholders
Our amended and restated certificate of incorporation and bylaws provide that special meetings of our stockholders for any purpose or purposes may be called at any time only (1) by the chairman of our board of directors, (2) by our chief executive officer (or, in the absence of a chief executive officer, our president) or (3) pursuant to a resolution adopted by a majority of our board of directors. Except as described above, stockholders do not have the authority to call a special meeting of stockholders.
Advance notice of stockholder nominations and proposals
Our amended and restated bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to our board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors, or by a stockholder who was a stockholder of record on the date notice of the meeting was given and the record date for the meeting, who is entitled to vote at the meeting and who has delivered timely written notice in proper form to our secretary of the stockholder’s intention to bring such business before the meeting. These provisions could have the effect of delaying stockholder actions until the next stockholder meeting (i.e., by precluding the conduct of certain business at the current annual meeting if the proper procedures are not followed) that are favored by the holders of a majority of our outstanding voting securities or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.
Exclusive forum
Our amended and restated certificate of incorporation provides that the Court of Chancery of the State of Delaware shall be the exclusive forum for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of fiduciary duty owed by any director or officer to us or our stockholders or creditors, (3) any action asserting a claim against us or any director or officer pursuant to the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or (4) any action asserting a claim against us or any director or officer governed by the internal affairs doctrine. Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers. The enforceability of similar choice of forum provisions in other companies’ certificates of incorporation has been challenged in legal proceedings, and it is possible that, in connection with any action, a court could find the choice of forum provisions contained in our amended and restated certificate of incorporation to be inapplicable or unenforceable in such action.

“Blank check” preferred stock
We believe that the availability of preferred stock under our amended and restated certificate of incorporation provides us with flexibility in addressing corporate issues that may arise. Having these authorized shares available for issuance will allow us to issue shares of preferred stock without the expense and delay of a special stockholders’ meeting. The authorized shares of preferred stock are available for issuance without action by our stockholders, unless action is required by applicable law or the rules of any stock exchange on which our securities may be listed.
Our board of directors has the power, subject to applicable law, to issue series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. For instance, subject to applicable law, a series of preferred stock may impede a business combination by including class voting rights which would enable the holder or holders of such series to block a proposed transaction. Our board of directors will make any determination to issue shares of preferred stock based on its judgment as to our and our stockholders’ best interests. Our board of directors, in so acting, could issue preferred stock having terms which could discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders may believe to be in their best interests or in which stockholders would have received a premium for their stock over the then prevailing market price of the stock.
Supermajority provisions
The DGCL generally provides that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless the corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation and bylaws require that the affirmative vote of holders of at least 75% of the total votes eligible to be cast in the election of directors will be required to amend, alter, change or repeal specified provisions of our amended and restated certificate of incorporation, including:

•	classified board (the election and term of our directors);

•	the provisions regarding director liability;

•	the provisions regarding director and officer indemnification;

•	the provisions regarding competition and corporate opportunities;

•	the provisions regarding entering into business combinations with interested stockholders;

•	the provisions regarding stockholder action by written consent;

•	the provisions regarding calling special meetings of stockholders;

•	the amendment provision requiring that the above provisions be amended only with a 75% supermajority vote;

•	the amendment provision requiring that our amended and restated bylaws may be amended only with a 75% supermajority vote; and

•	the provision providing that the Court of Chancery of the State of Delaware shall be the exclusive forum for certain actions.
This requirement of a supermajority vote to approve amendments to our amended and restated certificate of incorporation and bylaws could enable a minority of our stockholders to exercise veto power over any such amendments.
Section 203
Section 203 of the DGCL prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested holder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (1) by persons who are directors and also officers and (2) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•
on or after such date, the business combination is approved by our board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge, or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•
any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges, or other financial benefits by or through the corporation.
In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the person’s affiliates and associates, beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.
A Delaware corporation may “opt out” of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from amendments approved by holders of at least a majority of the corporation’s outstanding voting shares.
Our amended and restated certificate of incorporation contains an express provision that will “opt out” of Section 203 until the date Doughty Hanson ceases to beneficially own at least 15% of our outstanding voting stock.
Corporate Opportunities; Conflicts of Interest
Our amended and restated certificate of incorporation provides that we renounce any interest or expectancy in, or in being offered an opportunity to participate in, any business opportunity of Doughty Hanson and certain related persons.
Our amended and restated certificate of incorporation provides that Doughty Hanson and certain related persons will have no duty to refrain from (i) engaging in a corporate opportunity in the same or similar lines of business in which we or our affiliates now engage or propose to engage or (ii) otherwise competing with us or our affiliates. In the event that Doughty Hanson or such related person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity, such person will have no duty to communicate or offer such transaction or business opportunity to us or our affiliates and they may take any such opportunity for themselves or offer it to another person or entity unless such knowledge was acquired solely in such person’s capacity as our director or officer.
Limitations on Liability and Indemnification of Directors and Officers
The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Our amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.
In addition, our amended and restated certificate of incorporation and bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law. We are also expressly required to advance certain expenses to our directors and officers and permitted to carry directors’ and officers’ insurance providing indemnification for our directors and officers for certain liabilities.
We have entered into separate indemnification agreements with each of our directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and our amended and restated certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of our indebtedness, and (iii) any liabilities incurred as a result of acting on behalf of us (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our amended and restated certificate of incorporation and bylaws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
We believe that these amended and restated certificate of incorporation and bylaws provisions and indemnification agreements, as well as our maintaining directors’ and officers’ liability insurance, help to attract and retain qualified persons as directors and officers.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association.

DESCRIPTION OF WARRANTS
This section describes the general terms and provisions of the warrants. The applicable prospectus supplement will describe the specific terms of the warrants offered by that prospectus supplement and any general terms outlined in this section that will not apply to those warrants.
We may issue warrants to purchase equity securities. Each warrant will entitle the holder of warrants to purchase for cash the amount of equity securities at the exercise price stated or determinable in the prospectus supplement for the warrants. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.
The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the price or prices at which the warrants will be issued and the currency or composite currency you may use to purchase the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable, if applicable;

•	a discussion of any material U.S. federal income tax considerations applicable to the exercise of the warrants;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	the terms of any mandatory or option redemption by us;

•	the identity of the warrant agent;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF DEPOSITARY SHARES
This section describes the general terms and provisions of the depositary shares. The applicable prospectus supplement will describe the specific terms of the depositary shares offered by that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.
General
We may, at our option, elect to offer depositary shares, each representing a fraction (to be set forth in the prospectus supplement relating to a particular series of preferred stock) of a share of a particular class or series of preferred stock as described below. In the event we elect to do so, depositary receipts evidencing depositary shares will be issued to the public.
The shares of any class or series of preferred stock represented by depositary shares will be deposited under a deposit agreement among us, a depositary selected by us and the holders of the depositary receipts. The depositary will be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the shares of preferred stock represented by the depositary share, including dividend, voting, redemption and liquidation rights. The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of the related class or series of preferred shares in accordance with the terms of the offering described in the applicable prospectus supplement.
Pending the preparation of definitive depositary receipts the depositary may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts without charge to the holder.
Dividends and Other Distributions
The depositary will distribute all cash dividends or other cash distributions received for the preferred stock to the entitled record holders of depositary shares in proportion to the number of depositary shares that the holder owns on the relevant record date, provided, however, that if we or the depositary is required by law to withhold an amount on account of taxes, then the amount distributed to the holders of depositary shares shall be reduced accordingly. The depositary will distribute only an amount that can be distributed without attributing to any holder of depositary shares a fraction of one cent. The depositary will add the undistributed balance to and treat it as part of the next sum received by the depositary for distribution to holders of the depositary shares.
If there is a non-cash distribution, the depositary will distribute property received by it to the entitled record holders of depositary shares, in proportion, insofar as possible, to the number of depositary shares owned by the holders, unless the depositary determines, after consultation with us, that it is not feasible to make such distribution. If this occurs, the depositary may, with our approval, sell such property and distribute the net proceeds from such sale to the holders. The deposit agreement also will contain provisions relating to how any subscription or similar rights that we may offer to holders of the preferred stock will be available to the holders of the depositary shares.
Withdrawal of Shares
Upon surrender of the depositary receipts at the corporate trust office of the depositary, unless the related depositary shares have previously been called for redemption, converted or exchanged into our other securities, the holder of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of the related class or series of preferred stock and any money or other property represented by such depositary shares. Holders of depositary receipts will be entitled to receive whole shares of the related class or series of preferred stock on the basis set forth in the prospectus supplement for such class or series of preferred stock, but holders of such whole shares of preferred stock will not thereafter be entitled to exchange them for depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. In no event will fractional shares of preferred stock be delivered upon surrender of depositary receipts to the depositary.
Conversion, Exchange and Redemption
If any class or series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts. Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem the depositary shares from the proceeds it receives from the corresponding redemption of the applicable series of preferred stock. The depositary will mail notice of redemption or conversion to the record holders of the depositary shares that are to be redeemed between 30 and 60 days before the date fixed for redemption or conversion. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share on the applicable class or series of preferred stock. If less than all the depositary shares are to be redeemed, the depositary will select which shares are to be redeemed by lot on a pro rata basis or by any other equitable method as the depositary may decide. After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.
Voting the Preferred Stock
When the depositary receives notice of a meeting at which the holders of the particular class or series of preferred stock are entitled to vote, the depositary will mail the particulars of the meeting to the record holders of the depositary shares. Each record holder of depositary shares on the record date may instruct the depositary on how to vote the shares of preferred stock underlying the holder’s depositary shares. The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions. We will agree to take all reasonable action requested by the depositary to enable it to vote as instructed.
Amendment and Termination of the Deposit Agreement
We and the depositary may agree at any time to amend the deposit agreement and the depositary receipt evidencing the depositary shares. Any amendment that (1) imposes or increases certain fees, taxes or other charges payable by the holders of the depositary shares as described in the deposit agreement or (2) otherwise materially adversely affects any substantial existing rights of holders of depositary shares, will not take effect until such amendment is approved by the holders of at least a majority of the depositary shares then outstanding. Any holder of depositary shares that continues to hold its shares after such amendment has become effective will be deemed to have agreed to the amendment.
We may direct the depositary to terminate the deposit agreement by mailing a notice of termination to holders of depositary shares at least 30 days prior to termination. The depositary may terminate the deposit agreement if 90 days have elapsed after the depositary delivered written notice of its election to resign and a successor depositary is not appointed. In addition, the deposit agreement will automatically terminate if:

•	the depositary has redeemed all related outstanding depositary shares;

•	all outstanding shares of preferred stock have been converted into or exchanged for common stock; or

•	we have liquidated, terminated or wound up our business and the depositary has distributed the preferred stock of the relevant series to the holders of the related depositary shares.
Reports and Obligations
The depositary will forward to the holders of depositary shares all reports and communications from us that are delivered to the depositary and that we are required by law, the rules of an applicable securities exchange or our restated certificate of incorporation, as amended, to furnish to the holders of the preferred stock. Neither we nor the depositary will be liable if the depositary is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. The deposit agreement limits our obligations to performance in good faith of the duties stated in the deposit agreement. The depositary assumes no obligation and will not be subject to liability under the deposit agreement except to perform such obligations as are set forth in the deposit agreement without negligence or bad faith. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or class or series of preferred stock unless the holders of depositary shares requesting us to do so furnish us with a satisfactory indemnity. In performing our obligations, we and the depositary may rely and act upon the advice of our counsel on any information provided to us by a person presenting shares for deposit, any holder of a receipt, or any other document believed by us or the depositary to be genuine and to have been signed or presented by the proper party or parties.

Payment of Fees and Expenses
We will pay all fees, charges and expenses of the depositary, including the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and governmental charges and any other charges as are stated in the deposit agreement for their accounts.
Resignation and Removal of Depositary
At any time, the depositary may resign by delivering notice to us, and we may remove the depositary at any time. Resignations or removals will take effect upon the appointment of a successor depositary and its acceptance of the appointment. The successor depositary must be appointed within 90 days after the delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

DESCRIPTION OF PURCHASE CONTRACTS
This section describes the general terms and provisions of the purchase contracts. The applicable prospectus supplement will describe the specific terms of the purchase contracts offered by that prospectus supplement and any general terms outlined in this section that will not apply to those purchase contracts.
We may issue purchase contracts for the purchase or sale of:

•
equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the above as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.
Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We, however, may satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.
The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such prepaid purchase contracts on the relevant settlement date may constitute indebtedness.

PLAN OF DISTRIBUTION
We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	to or through underwriters or dealers for resale;

•	directly to one or more purchasers;

•	through agents; or

•	through a combination of any of these methods of sale.
We may sell, or if we use underwriters or dealers in the sale, the securities will be acquired by the underwriters or dealers for their own account and may be resold, from time to time in one or more transactions, including:

•	at a fixed price or prices, which may be changed from time to time;

•	in “at the market offerings” within the meaning of Rule 415(a)(4) under the Securities Act;

•	at prices related to prevailing market prices; or

•	at negotiated prices.
For each series of securities, the prospectus supplement will set forth the terms of the offering of the securities, including:

•	the initial public offering price, if any;

•	the method of distribution, including the names of any underwriters, dealers or agents;

•	the purchase price of the securities;

•	our net proceeds from the sale of the securities;

•	any underwriting discounts, agency fees, or other compensation payable to underwriters or agents;

•	any discounts or concessions allowed or reallowed or repaid to dealers; and

•	the securities exchanges on which the securities will be listed, if any.
Stockholders may also, pursuant to this registration statement, sell securities offered hereby from time to time in the ways described above, as applicable. See “Selling Stockholders.”
If we (or selling stockholders) use underwriters in the sale, unless otherwise set forth in the applicable prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions. Unless otherwise set forth in the applicable prospectus supplement, the underwriters will be obligated to purchase all the securities offered if they purchase any securities. Any initial public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time. In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of the securities in accordance with applicable law.
If we (or selling stockholders) use dealers in the sale, the securities will be sold to such dealers as principals. The dealers may then resell the securities to the public at varying prices to be determined by such dealers at the time of resale. If we (or selling stockholders) use agents in the sale, unless otherwise set forth in the applicable prospectus supplement, they will use their reasonable best efforts to solicit purchases for the period of their appointment. If we (or selling stockholders) sell directly, no underwriters or agents would be involved. We are not making an offer of securities in any jurisdiction that does not permit such an offer.
Underwriters, dealers and agents that participate in the securities distribution may be deemed to be underwriters as defined in the Securities Act. Any discounts, commissions or profit they receive when they resell the securities may be treated as underwriting discounts and commissions under that Act. We may have agreements with underwriters, dealers and agents to indemnify them against certain civil liabilities, including certain liabilities under the Securities Act, or to contribute with respect to payments that they may be required to make. Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our subsidiaries in the ordinary course of their business.
We may authorize underwriters, dealers or agents to solicit offers from certain institutions whereby the institutions contractually agree to purchase the securities from us on a future date at a specific price. This type of contract may be made only with institutions that we specifically approve. Such institutions could include banks, insurance companies, pension funds, investment companies and educational and charitable institutions. The underwriters, dealers or agents will not be responsible for the validity or performance of these contracts.
The securities will be new issues of securities with no established trading market and unless otherwise specified in the applicable prospectus supplement, we will not list any series of the securities on any exchange. It has not presently been established whether the underwriters, if any, of the securities will make a market in the securities. If the underwriters make a market in the securities, such market making may be discontinued at any time without notice. No assurance can be given as to the liquidity of the trading market for the securities.
In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc. (“FINRA”), the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

SELLING STOCKHOLDERS
Selling stockholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, shares of common stock in various private transactions. Such selling stockholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. The initial purchasers of our securities, as well as their transferees, pledges, donees or successors, all of whom we refer to as “selling stockholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.
The applicable prospectus supplement will set forth the name of each of the selling stockholders and the number of shares of our common stock beneficially owned by such selling stockholders that are covered by such prospectus supplement. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

LEGAL MATTERS
The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and counsel for underwriters or agents will be named in the applicable prospectus supplement.
EXPERTS
The consolidated balance sheets as of December 31, 2013 and 2012, and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting appearing in our Annual Report on Form 10-K for the year ended December 31, 2013, which is incorporated herein by reference, have been incorporated by reference in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.